Exhibit 10.1
PLATINUM AND PALLADIUM PURCHASE AND SUPPLY AGREEMENT
THIS PLATINUM AND PALLADIUM PURCHASE AND SUPPLY AGREEMENT (this "Agreement"), effective as of January 1, 2012 (the "Effective Date"), is by and between STILLWATER MINING COMPANY, a Delaware corporation, whose address is 1321 Discovery Drive, Billings, Montana 59102 ("SMC"), and FORD MOTOR COMPANY, a Delaware corporation, whose address is 15700 Lundy Drive, Dearborn, Michigan 48126 ("Ford").
RECITAL
A.SMC and Ford are parties to a Palladium and Platinum Sales Agreement dated as of August 13, 1998 (as amended by the First Amendment Agreement dated as of October 27, 2000; by the Second Amendment Agreement dated as of March 27, 2001; by the Third Amendment Agreement dated as of March 13, 2002; by the Fourth Amendment Agreement dated as of February 20, 2003, and the Fifth Amendment Agreement, dated as of May 4, 2004, and, as the same may be amended from time to time, the "Existing Agreement"), whereby SMC supplies Ford certain agreed upon amounts of platinum and palladium sponge, .9995% minimum purity;
B.The Existing Agreement expired by its terms on December 31, 2011; and
C.Ford and SMC are interested in entering into a new agreement for the purchase and sale of platinum and palladium following the expiration of the Existing Agreement, to be effective as of the Effective Date.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SMC hereby agrees to sell and deliver and Ford hereby agrees to purchase platinum and palladium of the quantity and quality hereinafter set forth, upon the following terms and conditions:
Section 1.Definitions and Terminology. Unless the context indicates otherwise, capitalized terms used in this Agreement have the meaning set forth in this Section 1.
Business Day means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which United States banking institutions are closed. Delivery Date means the 20th day of each month during the term of this Agreement, or, if such day is not a Business Day, the next Business Day.
Delivery Point means Ford's pool account at Johnson Matthey USA.
London AM Fix Monthly Average means the average of the London AM Fix for Palladium and Platinum, as the context requires, for the Pricing Days within a given calendar month.
London AM Fix means the London Platinum & Palladium Market (LPPM) Fixings published at 9:45 am (London time) for Platinum and Palladium, as the context requires, as published in Platts Metals Week.
Metal means the Platinum and/or Palladium to be sold under this Agreement.
Ounce is a troy ounce equivalent to 31.1035 grams.
Palladium means refined palladium in sponge form with .9995% minimum purity.
Platinum means refined platinum in sponge form with .9995% minimum purity.
Pricing Day means any day on which the London Platinum & Palladium Market publishes a 9:45 am (London time) price for Palladium and Platinum.
Pricing Month means the month prior to the month of delivery during which pricing is determined pursuant to Section 4 of this Agreement.
Section 2.Term. This Agreement shall have a term of one year from January 1, 2012, through and including December 31, 2012 ("Term"). This Agreement is subject to earlier termination pursuant to Section 9 of this Agreement and extension pursuant to Section 15. Unless this Agreement is extended pursuant to Section 15 hereof, this Agreement will terminate on December 31, 2012 (except that the provisions of Sections 5, 8, 10, 11, 12, 13, 16, 17, 18, 19, 25, 26, 27, 29 and 30 of this Agreement will survive such termination).
Section 3.Quantity and Delivery. Beginning on January 20, 2012, SMC will sell and deliver Metal FOB Delivery Point, to be credited to Ford's pool account, and Ford will purchase the following quantities of Metal each month, which will be released to the Delivery Point on or before the Delivery Date:
(a)Palladium. Ford will purchase up to [**Redacted**] Ounces of Palladium each month of the Term.
(b)Platinum. Ford will purchase up to [**Redacted**] Ounces of Platinum each month of the Term.
(c)Notification. Not later than the last Business Day of the month preceding the Pricing Month, Ford will notify SMC via email of the quantity of Metal to be priced during the next month, i.e., the Pricing Month, and delivered on the Delivery Date of the month following the Pricing Month.
Section 4.Pricing. The price per Ounce to be paid to SMC by Ford for the quantities of Palladium and Platinum delivered pursuant to Section 3 above shall be as follows:
(a)Palladium. The London AM Fix Monthly Average for Palladium for the Pricing Month less a discount of [**Redacted**] per Ounce.
(b)Platinum. The London AM Fix Monthly Average for Platinum for the Pricing Month less a discount of [**Redacted**] per Ounce.
Section 5.Payment Terms. Within five Business Days after the end of each Pricing Month (i.e., the fifth Business Day of a month of delivery), SMC will notify Ford in writing via email as to the formula-based pricing computations set forth in Section 4 above for the Metal to be delivered by SMC pursuant to this Agreement during the month. The first of such notices will be due by January 9, 2012. Ford will forward such payment amount for 100% of the quantities received by wire transfer to SMC (pursuant to written wire transfer instructions which will be provided by SMC) within two Business Days after delivery of the Metals by SMC to the Delivery Point. Since January 2012 is the first month of delivery, the first payment will be due to SMC on or before January 24, 2012. All payments will be made in U.S. Dollars. If Ford does not agree with SMC's formula-based pricing computations, Ford will nonetheless forward the payment specified in SMC's formula-based pricing computations and seek resolution of such dispute as to the calculation of the payment amount pursuant to the dispute resolution procedures set forth in Section 16 below. Without derogating SMC's rights under this Agreement, any delay in payment by Ford to SMC shall bear interest calculated at the Prime Rate of interest published in the "Money Rates" table of The Wall Street Journal on the date such payment was due plus 3% (or, if less, the maximum rate permitted by applicable law) from the date upon which payment was due until the date full payment is received.
Section 6.Suspension of Delivery for Failure to Pay. Ten days after receipt by Ford of written notice from SMC to Ford of Ford's failure to pay pursuant to the terms of Section 5 above, SMC may suspend delivery of Metal to Ford until such time as payment has been received by SMC. This right shall not be deemed to be an exclusive right or remedy.
Section 7.Risk of Loss; Title. Title and risk of loss for all Metal delivered hereunder shall pass to Ford upon delivery to the Delivery Point.
Section 8.Warranty. SMC warrants that the Metal supplied hereunder shall have a minimum purity of .9995%, that SMC will convey good title thereto, and that the Metal will be delivered free and clear of all liens and encumbrances created by SMC. In respect of Metal supplied by release from SMC's pool account to Ford's pool account, the parties agree that such Metal shall be deemed to have a minimum purity of .9995%. OTHER THAN THOSE EXPRESSLY STATED IN THIS SECTION 8, THERE ARE NO REPRESENTATIONS, GUARANTEES OR WARRANTIES, EXPRESSED OR IMPLIED, OF ANY KIND, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SMC EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, FITNESS, OR SUITABILITY FOR A PARTICULAR PURPOSE OR USE, NOTWITHSTANDING ANY COURSE OF PERFORMANCE, USAGE OF TRADE OR LACK THEREOF INCONSISTENT WITH THIS SECTION. SMC'S SOLE LIABILITY FOR BREACH OF WARRANTY SHALL BE LIMITED TO REPLACEMENT OF THE NONCONFORMING METAL.
Section 9.Default and Termination. Either party shall be entitled to terminate this Agreement in the event of (i) the other party generally not paying its debts as such debts become due, or admitting in writing its inability to pay its debts generally or making a general assignment for the benefit of creditors, the appointment of a receiver for the other party or a substantial part of its assets, the filing by the other party of a voluntary petition in bankruptcy or any form of reorganization, or the filing of an involuntary petition in bankruptcy against the other party which is not dismissed with prejudice within 60 days after such filing, or the making of an assignment for the benefit of creditors of the other party; or (ii) a breach by the other party of any of the material terms or conditions of this Agreement, which breach is not cured within ten days' notice of such breach by the non-breaching party. SMC shall be entitled to terminate this Agreement in the event Ford does any of the following: (i) acquires, or agrees, offers or proposes to acquire, directly or indirectly, from SMC or any other person, any business or assets of, or securities issued by, SMC or any subsidiary of SMC, or any right, warrant or option to acquire any of the foregoing; (ii) proposes to enter into, directly or indirectly, any merger or business combination involving SMC or any of its subsidiaries; (iii) makes any proposal or request to SMC or any of its officers or directors relating, directly or indirectly, to any action referred to in clause (i) or (ii) of this paragraph or to any modification or waiver of any provision of this Section 9; (iv) makes or participates in, directly or indirectly, any "solicitation" of "proxies" (as those terms are used in the proxy rules of the Securities and Exchange Commission) to vote or seek to advise or influence any person with respect to the voting of any voting securities of SMC or any of its subsidiaries; (v) forms, joins or in any way participates in a "group" (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended) with respect to any voting securities of SMC or any of its subsidiaries; (vi) acts alone or in concert with others to seek to control or influence the management, Board of Directors or policies of SMC; (vii) advises, assists or enters into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing; or (viii) makes any public statement or disclosure of any kind with respect to any matter addressed by this paragraph (unless required by law) or takes any other action which might reasonably be expected to result in any such public disclosure.
Section 10.Taxes and Assessments. Ford shall be responsible for, and shall upon demand of SMC pay or reimburse SMC for, the payment of all taxes, duties, levies, and fees imposed by any governmental authority in any jurisdiction in connection with the transactions contemplated by this Agreement including, but not limited to, sales, use, gross receipts, compensating, privilege, excise, transfer, value added, manufacturers, environmental, product and similar taxes (any such tax, a "Transaction Tax") but excluding any taxes imposed on SMC's net income. Notwithstanding the foregoing, any personal property taxes assessed with respect to the Metal by any governmental authority shall be the responsibility of and shall be paid by the party having title to the Metal at the time of assessment. In the event that Ford claims an exemption from any Transaction Tax and any governmental authority conducts or threatens an audit, litigation or other proceeding with respect to such claimed exemption (a "Tax Controversy"), Ford agrees to indemnify and hold SMC harmless against any losses, claims, damages, liabilities or actions arising, directly or indirectly, from such Tax Controversy including, but not limited to, any penalties, additions to tax, or interest imposed with respect to such Transaction Tax and any legal or other professional fees incurred by SMC in connection with the conduct or defense of such Tax Controversy.
Section 11.Claims. Claims as to shortage in quantity and deficiency in quality shall be made by written notice from Ford to SMC within five Business Days after the delivery in question, or else any such claims shall be deemed to have been waived. All other claims by Ford, such as failure to provide timely delivery of Metal, shall be made by written notice from Ford to SMC within 60 days after the delivery of the Metal in question, or else any such claims shall be deemed to have been waived.
Section 12.Limitation of Liability. SMC shall not be liable for any prospective or speculative profits or special, indirect, consequential, punitive or exemplary damages, and SMC's liability with respect to this Agreement or any action in connection herewith whether in contract, tort, or otherwise shall not exceed the price of that portion of the Metal on which liability is asserted.
Section 13.Indemnification. Ford agrees to indemnify and hold SMC harmless against any losses, claim, damages, liabilities or actions arising, directly or indirectly, from or in connection with this Agreement and will reimburse SMC on a monthly basis for any legal or other expenses reasonably incurred by it in connection with investigating or defending against such loss, claim, damage, liability or action.
Section 14.Compliance with Laws. To the extent applicable, the parties agree to comply in all material respects with all laws, ordinances, rules, codes, regulations and lawful orders of any federal, state or local governmental authority applicable to performance of this Agreement.
Section 15.Force Majeure.
(a)Effect of Occurrence. In the event that either party is rendered unable, wholly or in part, by force majeure applying to it, to carry out its obligations under this Agreement, it is agreed that such obligations of such party, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused, but for no longer period; provided that Ford shall not be excused by any event of force majeure from making timely payments for Metal delivered prior to the effective date of the notice of force majeure unless the cause is related to the mechanism of payment, e.g., the banking institution. The parties agree that the various periods and terms provided for herein shall be extended for a period equivalent to such period of force majeure. The party claiming that an event of force majeure has occurred will promptly notify the other party of the commencement and termination of any event of force majeure. Prompt notice of force majeure shall be given by the party invoking it to the other party, setting out the nature and full details thereof, the extent of the interruption and the anticipated duration of the interruption.
(b)Definition. The term "force majeure" as employed herein, shall mean causes beyond the foreseeable, preventable, and reasonable control of a party, including, but not limited to, acts of God, explosions, fires, floods, breakdowns or damage to mine(s) or related equipment or facilities, failure of plant or equipment to operate according to plans or specifications, war or warlike hostilities, riots, strikes, labor disputes, lockouts, unavoidable accidents, uncontrollable delays in transportation, non-availability of any means of transportation, any state or federal laws, regulations or requirements (expressly including inability to obtain necessary governmental approvals, licenses or permits on reasonably acceptable terms), geological, technical, metallurgical, mining, construction or processing problems, non-availability of supplies, court orders, acts of military authority, acts or failures to act of federal, state or local agencies or regulatory bodies and inability to obtain timely refining of appropriate quantity of materials necessary to produce the required amounts of Metal; provided, however, that performance shall be resumed within a reasonable period of time after such cause has been removed; and provided further that neither party shall be required against its will to adjust any labor dispute or to question the validity of or to refrain from judicially testing the validity of any federal, state or local order, regulation or statute or to refrain from pursuing its legal or equitable remedies against any third party. Notwithstanding the foregoing, the parties agree that this Section 15 is not intended to provide relief from economic conditions such as, but not limited to, market situations that provide lower or higher prices than in effect under this Agreement.
Section 16.Dispute Resolution. Except as otherwise provided in this Agreement, the parties hereby agree that any dispute, controversy or claim arising under this Agreement, or the breach thereof (a "Dispute"), shall first be subject to the informal dispute resolution procedures set forth in this Section 16. The party asserting the existence of a Dispute as to the interpretation of any provision of this Agreement or the performance by the other party of any of its obligations hereunder shall notify the other party in writing of the nature of the asserted Dispute. Within ten (10) Business Days of receipt of such notice, representatives from each party shall arrange and have a personal or telephone conference in which they attempt to resolve such Dispute. If those individuals are unable to resolve the Dispute within such time frame, either party may resort to mediation, arbitration, litigation, or some other dispute resolution procedure.
Section 17.Representations and Warranties. Each party represents and warrants as follows:
(a)Good Standing. It is a corporation duly incorporated and in good standing in its state of incorporation and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;
(b)Performance. It has the corporate capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;
(c)No Breach. It will not breach any other agreement or arrangement by
(d)entering into or performing this Agreement; and
(e)Due Execution and Delivery. This Agreement has been duly executed and delivered by it and is valid and binding upon it and enforceable against it in accordance with its terms; provided, however, that no representation or warranty is made as to the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby, and provided further that this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.
Section 18.Notices.    Any notice, election, report or other correspondence (collectively, "Notices") required or permitted hereunder shall be in writing and (i) delivered personally to an officer of the party to whom directed; (ii) sent by registered or certified United States mail, postage prepaid, return receipt requested; (iii) sent by reputable overnight courier; (iv) sent by facsimile transmission with confirmation of receipt; or (v) scanned and emailed. All such Notices shall be addressed to the party to whom directed as follows:
SMC:
Stillwater Mining Company
1321 Discovery Drive
Billings, Montana 59102
Attn: Vice President of Metals Marketing
Facsimile: (406) 373-8723
Email:
With a copy to: General Counsel
Facsimile: (406) 373-8723
Email:

Ford:
Ford Motor Company
15700 Lundy Drive, Suite 203
Dearborn, Michigan 48126
Attn: Buyer - Raw Materials and PGMs
Facsimile:
Email:
With a copy to: Office of General Counsel
Facsimile: (313) 322-3804
Email:
Either party may, from time to time, change its address for future Notices hereunder by Notice in accordance with this Section 18. All Notices shall be complete and deemed to have been given or made (i) when delivered personally to an officer of the party to whom delivered, (ii) three Business Days after sending if sent via registered or certified United States mail, (iii) when sent if sent by reputable overnight courier, (iv) when receipt is confirmed if sent by facsimile transmission, or (v) 12 hours after sending if sent by email.
Section 19.Confidentiality. Each party will treat all information, documents and other materials provided by the other party hereunder as confidential and proprietary information of the disclosing party, and the receiving party agrees to maintain in confidence all such information and will not divulge such information in whole or in part to any third party other than its legal and financial advisors or except as required by law or regulation. In addition, each party will treat the pricing discount provided in Section 4 as confidential and will not divulge such information to any third party other than its legal and financial advisors or except as required by law or regulation.
Section 20.Entire Agreement. This Agreement represents the complete agreement between the parties hereto and supersedes all prior or contemporaneous oral or written agreements of the parties to the extent they relate in any way to the subject matter hereof.
Section 21.Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute either party the partner of the other, nor, except as otherwise herein expressly provided, to constitute either party the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the parties to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other party, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the parties shall be several and not joint or collective. Each party shall be responsible only for its obligations as herein set out. Each party shall indemnify, defend and hold harmless the other party, its directors, officers, stockholders, affiliates, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying party, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, on behalf of the other party, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the parties.
Section 22.No Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.
Section 23.Binding Effect; No Assignment. This Agreement shall bind and inure to the benefit of, and be enforceable by, the parties hereto and may not be assigned by either party without the consent of the other party, which consent shall not be unreasonably withheld, except that the consent of the other party shall not be required for (i) any assignment by SMC to provide security in connection with any financing, or (ii) any merger, consolidation or other reorganization or transfer by operation of law or by purchase of the business of or substantially all of the assets of one of the parties by an entity that is not related to or controlled by a competitor of the other party.
Section 24.Amendment and Waiver. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective against a party unless such modification, amendment or waiver is approved in writing by both parties hereto. The failure by either party to demand strict performance and compliance with any part of this Agreement during the term of this Agreement shall not be deemed to be a waiver of the rights of such party under this Agreement or by operation of law. Any waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.
Section 25.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
Section 26.Governing Law. The parties to this Agreement are domiciled in two different states. In order to create greater certainty with respect to their legal rights and obligations under this Agreement, the parties desire to adopt as the substantive law of this Agreement the laws of the State of New York as though this Agreement were performed in full in the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.
Section 27.Construction. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by SMC and Ford.
Section 28.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
Section 29.Attorneys' Fees. In the event of any controversy, claim, or dispute between the parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party actual, reasonable expenses, attorneys' fees, and costs.
Section 30.Further Documents. At the request of either party, the parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by that party to effect the purposes of this Agreement and the transactions contemplated hereby.
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STILLWATER MINING COMPANY	FORD MOTOR COMPANY
By: /s/ John R. Stark	By: /s/ Timothy Rock
Name: John R. Stark	Name: Timothy Rock
Title: Executive Vice-President	Title: Buyer, Raw Materials Purchasing
Date: 7/3/12	Date: 6-28-12